                                                                     EXHIBIT 5.1




                               December 15, 1995


Octel Communications Corporation
1001 Murphy Ranch Road
Milpitas, CA 95035-7912


         RE:     REGISTRATION STATEMENT ON FORM S-8

Ladies & Gentlemen:

         We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about December 15, 1995 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of 475,000 shares of your Common Stock (the "Shares"), all of which are to be issued pursuant to the 1987 Employee Stock Purchase Plan (the "Plan"). As your legal counsel, we have examined the proceedings proposed to be taken in connection with the issuance and sale of the Shares to be issued under the Plan.

         It is our opinion that the Shares, when issued and sold in the manner referred to in the Plan and pursuant to the agreements which accompany the Plan, will be legally and validly issued, fully paid and nonassessable.

         We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including any Prospectus constituting a part thereof, and any amendments thereto.

                                           Very truly yours,

                                           WILSON, SONSINI, GOODRICH & ROSATI
                                           Professional Corporation



MEB